Exhibit (a)(1)(LIX)
SINGAPORE TECHNOLOGIES SEMICONDUCTORS PTE LTD
(Co. Reg. No.: 199503003D)
NEWS RELEASE
TEMASEK HOLDINGS SUBSIDIARY SINGAPORE TECHNOLOGIES SEMICONDUCTORS CLOSES SUCCESSFUL CASH OFFER FOR STATS ChipPAC Ltd.
Singapore, May 18, 2007 — Temasek Holdings (Private) Limited’s (“Temasek”) wholly-owned subsidiary, Singapore Technologies Semiconductors Pte Ltd (“STSPL”), today announced that its voluntary conditional cash offer (the “Offer”) for the remaining shares (including shares represented by American Depositary Shares (“ADSs”)) in STATS ChipPAC Ltd. (“STATS ChipPAC,” SGX-ST: STATSChP, Nasdaq: STTS) that STSPL did not already own and for STATS ChipPAC’s outstanding US$115,000,000 Convertible Notes due 2008 and US$150,000,000 2.50% Convertible Subordinated Notes due 2008 (together, the “Convertible Notes”) has closed as of 5:30 PM Singapore time, 5:30 AM New York City time, on Friday, May 18, 2007. The Offer Price was S$1.75 in cash for each share and S$17.50 in cash for each ADS.
According to the report of the receiving and tender agents for the Offer, STSPL has received valid acceptances of the Offer in respect of 945,785,049 shares (including shares represented by 36,303,474 ADSs), representing 46.4% of the outstanding shares (including shares represented by ADSs), as well as US$134,500,000 principal amount of Convertible Subordinated Notes due 2008. No acceptances have been received in respect of the Convertible Notes due 2008. Upon the final settlement of the Offer, STSPL and its concert parties will hold a total of 83.1% of the outstanding shares (including shares and ADSs held by STSPL as at the announcement of the Offer on March 1, 2007 and shares acquired or agreed to be acquired by STSPL after March 1, 2007 and up to 5:30 PM Singapore time, 5:30 AM New York City time, on May 18, 2007, other than pursuant to valid acceptances of the Offer).
Concurrent with the Offer, STSPL had made a proposal to all holders of options granted under certain STATS ChipPAC stock option plans, which has also closed. As of May 18, 2007, acceptances had been received in respect of options exercisable for 83,713,841 shares.
Mr Tow Heng Tan, Senior Managing Director of Investment and Co-Chief Investment Officer of Temasek Holdings, said: “Temasek has been a long term shareholder of STATS ChipPAC since 1995. We are happy to have succeeded in increasing our stake in the company.”
Holders of shares, ADSs and Convertible Notes should refer to the announcement of Final Close of the Offer dated May 18, 2007, which is available on the website of the Singapore Exchange Securities Trading Limited, for more information.
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About Temasek Holdings (Private) Limited
Incorporated in 1974, Temasek Holdings is an Asia investment firm headquartered in Singapore. Supported by affiliates and offices around Asia, it manages a diversified S$129 billion (about US$80 billion) portfolio, concentrated principally in Singapore, Asia and the OECD economies. The Temasek portfolio spans various industries including telecommunications & media, financial services, real estate, transportation & logistics, energy & resources, infrastructure, engineering & technology as well as bioscience & healthcare.
Temasek’s total shareholder return since inception in 1974 has been 18 percent compounded annually. It has a corporate credit rating of AAA/Aaa by rating agencies Standard & Poor’s and Moody’s respectively. For further information on Temasek please visit www.temasekholdings.com.sg.
About STATS ChipPAC Ltd.
STATS ChipPAC Ltd. is a service provider of semiconductor packaging design, assembly, testing and distribution solutions. STATS ChipPAC is headquartered in Singapore and has manufacturing facilities located in Singapore, South Korea, China, Malaysia and Taiwan and test pre-production facilities in the United States.
The directors of Singapore Technologies Semiconductors Pte Ltd (including any who may have delegated detailed supervision of this press release) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this press release are fair and accurate and that no material facts have been omitted from this press release, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of Singapore Technologies Semiconductors Pte Ltd has been to ensure through reasonable enquiries that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this press release.
For media queries, please contact:
Singapore
Ivan Tan
Weber Shandwick
Tel: +65 6825 8027
Email: itan@webershandwick.com
US
Judith Wilkinson
Joele Frank, Wilkinson Brimmer Katcher
Tel: +1 212 355 4449
Email: jwilkinson@joelefrank.com

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